1. Name and Address of Reporting Person
   POGGE, JOHN P.
   7887 E. Belleview Avenue
   Suite 1000
   Englewood, CO 80111
   USA
2. Issuer Name and Ticker or Trading Symbol
   CSG Systems International, Inc. (CSGS)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   8/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President & COO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       08/30/2002 A             105104 <F1> A      $0.0000    163395           D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $7.5                                                 02/22/2006 Common                      12600    D
(Right to buy)                                                                 Stock
Stock Options  $14.8438                                             08/14/2007 Common                      15000    D
(Right to buy)                                                                 Stock
Stock Options  $21.125                                              01/20/2008 Common                      17064    D
(Right to buy)                                                                 Stock
Stock Options  $26.7188 08/30/2002 D               3742  11/17/2003 11/17/2008 Common  3742     $0.0000             D
(Right to buy)                                     <F1>                        Stock
Stock Options  $26.7188 08/30/2002 D               19625 11/17/2002 11/17/2008 Common  196258   $0.0000    0        D
(Right to buy)                                     8                           Stock
                                                   <F1>
Stock Options  $34.43   08/30/2002 D               37500 12/14/2002 12/14/2011 Common  37500    $0.0000    0        D
(Right to buy)                                     <F1>                        Stock
Stock Options  $34.95   01/17/2002 A         37139       01/17/2003 01/17/2012 Common  37139    $0.0000             D
(Right to buy)                                                                 Stock   <F2>
Stock Options  $34.95   01/17/2002 A         2861        01/17/2006 01/17/2012 Common  2861     $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $34.95   08/30/2002 D               37139 01/17/2003 01/17/2012 Common  37139    $0.0000             D
(Right to buy)                                     <F1>                        Stock
Stock Options  $34.95   08/30/2002 D               2861  01/17/2006 01/17/2012 Common  2861     $0.0000    0        D
(Right to buy)                                     <F1>                        Stock
Stock Options  $38.4375 08/30/2002 D               2601  01/07/2004 01/07/2010 Common  2601     $0.0000             D
(Right to buy)                                     <F1>                        Stock
Stock Options  $38.4375 08/30/2002 D               23649 01/07/2001 01/07/2010 Common  23649    $0.0000    0        D
(Right to buy)                                     <F1>                        Stock
Stock Options  $47      08/30/2002 D               47873 01/17/2002 01/17/2011 Common  47873    $0.0000             D
(Right to buy)                                     <F1>                        Stock
Stock Options  $47      08/30/2002 D               2127  01/17/2005 01/17/2011 Common  2127     $0.0000    0        D
(Right to buy)                                     <F1>                        Stock

Explanation of Responses:

<F1>
On August 30, 2002, the reporting person surrendered to the issuer for cancellation options previously granted to the reporting person as shown in Table II. In exchange for the surrendered options, the reporting person received 105,104 shares of restricted stock of the issuer.
<F2>
This stock option is exercisable in 4 installments of 10,000; 10,000; 10,000 and 7,139 shares each, respectively, beginning on January 17, 2003.

SIGNATURE OF REPORTING PERSON
/s/ JOHN P. POGGE

DATE
09/03/2002